Exhibit 99.1
Press Release
AERT Secures $13.5 Million Funding for New Waste
Mining Facility;
Oklahoma Agencies and Cherokee Nation Support Project;
New Plant to Reduce Material Costs & Ensure Supply
December 20, 2007
SPRINGDALE, Ark.—(BUSINESS WIRE)—AERT, Inc. (NASDAQ CM: AERT) announced today that it has closed a $13.5 Million financing to fund the construction of a plastic waste mining and reclamation facility near Watts, OK. When built, the facility is expected to significantly reduce the Company’s raw material costs and assure a stable supply of raw materials. In addition, the plant has the potential of producing new products for sale in the world plastics market and generating additional revenue streams for the Company. The facility is expected to be in operation by the end of 2008.
Commenting on the transaction, AERT CEO Joe Brooks noted, “With petrochemical prices skyrocketing and supply becoming increasingly unpredictable, we set out two years ago to develop a proprietary source of raw materials that would insulate us from price and supply gyrations. Our initiative, dubbed the Advanced Resource Recovery Project (ARRP) is based on a number of innovations that build on and complement our existing recycling and reclamation technologies. The support of various State of Oklahoma agencies and the Cherokee Nation not only greatly assisted us in funding the project, but also provided validation of our strategy.”
The all-debt transaction, titled “Adair County Industrial Authority Solid Waste Recovery Facilities Revenue Bonds,” will mature December 15, 2023 and begin amortizing in approximately equal annual payments on December 15, 2009 at an interest rate of 8.0% per annum. The offering was underwritten by Gates Capital Corporation and purchased by Allstate Investors, LLC, the investment management subsidiary of Allstate Insurance Company.
A Company spokesman noted that more details of the project and financing will be made available in filings with the Securities and Exchange Commission and future press releases.
About AERT:
Since 1989, AERT has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek® decking, which is available in multiple colors and is sold in all Lowe’s Home Improvement stores. See www.choicedek.com for more information. AERT’s MoistureShield® decking program is expanding and products are available in many parts of the U.S. now, with national distribution planned for 2008. See www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale, Lowell, and

Tontitown, Arkansas; Junction, Texas; and Alexandria, Louisiana. For more information on the Company, visit www.aertinc.com.
Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as ``forward-looking statements’’ within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.
AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.’s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.
Contact:
The Birkhill Group, LLC
Voice: 212-576-1515
Fax: 212-576-1117
Source: AERT, Inc.